Exhibit 99.2

EXHIBIT A

Term Sheet

July 25, 2006

CONFIDENTIAL

Summary of Terms and Conditions for

Amended Revolving Credit and Letter of Credit Facility

in the Amount of $200 Million

Borrowers:

Interstate Bakeries Corporation, a Delaware corporation (“Parent”), which is a debtor-in-possession in a case (the “Parent’s Case”) filed on September 22, 2004 (the “Petition Date”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (the “Parent Borrower”) and each of its subsidiaries listed on Schedule A to this summary of terms and conditions (the “Term Sheet”) (each a “Subsidiary Borrower” and, collectively, the “Subsidiary Borrowers” and together with the Parent Borrower, the “Borrowers”), each of which is a debtor-in-possession in a case under the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”) (together with the Parent’s Case, the “Cases”). The Borrowers are party to a Revolving Credit Agreement dated as of September 23, 2004 with JPMCB as administrative agent and the lenders party thereto (as amended from time to time, the “Existing Credit Agreement”).

Administrative

Agent and Lenders:

JPMorgan Chase Bank, N.A. (“Administrative Agent” or “JPMCB”) will serve as Administrative Agent under the facility contemplated hereby (the “Facility”) for a syndicate of financial institutions (including JPMCB, the “Lenders”) to be arranged by J.P. Morgan Securities Inc. (“JPMorgan”). The Commitments of the Lenders shall be several and not joint.

Sole Bookrunner

and Sole Lead

Arranger:	JPMorgan shall be the sole bookrunner and sole lead arranger for the Facility (the “Lead Arranger”).

Collateral Agent:	JPMCB will serve as Collateral Agent under the Facility for the Lenders.

Commitment

and Avail-

ability:

A total revolving credit commitment (the “Commitment” the loans made thereunder, the “Loans”) of $200 million, with a sublimit of $150 million (increased from $125 million under the Existing Credit Agreement) for standby letters of credit to be issued for purposes that are satisfactory to the Administrative Agent (collectively, the “Letters of Credit”).

Documentation:

The Facility will be made available pursuant to an amendment to the Existing Credit Agreement (the Existing Credit Agreement as so amended, the “Amended Credit Agreement”) and related documentation in form and substance satisfactory to all parties thereto including, without limitation, the Administrative Agent (together with the Amended Credit Agreement, the “Amended Post-Petition Credit Facility Documentation”).

Term:

Borrowings shall be repaid in full, and the Commitment shall terminate, at the earliest of (i) June 2, 2007 (the “Maturity Date”), (ii) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the effective date) of a plan of reorganization (a “Plan”) that is confirmed pursuant to an order entered by the Bankruptcy Court or any other court having jurisdiction over the Cases (the “Consummation Date”) and (iii) the acceleration of the Loans and the termination of the Commitment in accordance with the Amended Credit Agreement hereinafter referred to (together with the Maturity Date and the Consummation Date, the “Termination Date”).

Letters of

Credit:

Letters of Credit shall be issued for the account of the Borrowers by JPMCB as Fronting Bank or by one or more other fronting banks (collectively, the “Fronting Bank”), each of which shall be reasonably satisfactory to the Borrowers and the Administrative Agent. Letters of Credit shall expire no later than three hundred sixty-five (365) days after the Maturity Date. Drafts drawn under Letters of Credit shall be reimbursed not later than the first business day following the date of draw. If the Termination Date occurs prior to the expiration of any Letter of Credit, each such Letter of Credit shall be replaced and returned to the Fronting Bank undrawn and marked “canceled” on or prior to the Termination Date, or to the extent that the Borrowers are unable to replace any of the Letters of Credit, such Letters of Credit shall be (a) secured by a back-to-back letter of credit that is in an amount equal to the greater of (i) an amount, as determined by JPMCB, equal to the face amount of such Letters of Credit plus the sum of all projected contractual obligations to JPMCB and the Lenders of the Borrowers thereunder through the expiration date(s) of such Letters of Credit and (ii) 105% of the then undrawn stated amount of such Letters of Credit, in a form that is

2

satisfactory to the Administrative Agent and the Fronting Bank and issued by a bank that is satisfactory to the Administrative Agent and the Fronting Bank and/or (b) cash collateralized in an amount equal to the greater of (i) an amount, as determined by JPMCB, equal to the face amount of such Letters of Credit plus the sum of all projected contractual obligations to JPMCB and the Lenders of the Borrowers thereunder through the expiration date(s) of such Letters of Credit and (ii) 105% of the face amount of such Letters of Credit (“Cash Collateralization”) by the deposit of cash in such amount into an account established by the Borrowers under the sole and exclusive control of the Administrative Agent (“Letter of Credit Account”), such cash to be promptly remitted to the Borrowers upon the expiration, cancellation or other termination or satisfaction of the Borrowers’ reimbursement obligations. Upon the Closing Date, all funds currently on deposit in the Letter of Credit Account shall be disbursed as follows: one-half shall be paid to the Borrowers for use in accordance with the Budget and one-half shall be paid to the administrative agent for the lenders party to the Pre-Petition Credit Agreement to be applied to reduce the principal balance owed to the lenders under the Pre-Petition Credit Agreement.

Closing Date:

Amended Credit Agreement to be executed and delivered on or prior to August 11, 2006, with the Closing Date to occur as promptly as is practicable after the entry of the Amendment Order hereinafter referred to, but no later than ten (10) days after such entry.

Priority

and Liens:	All direct borrowings and reimbursement obligations under Letters of Credit and in respect of overdrafts hereinafter referred to shall at all times:

(i) pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority claim status in the Cases;

(ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority lien on all unencumbered property of the Borrowers and on all cash maintained in the Letter of Credit Account and any direct investments of the funds contained therein, provided that following the Termination Date, amounts in the Letter of Credit Account shall not be subject to the Carve-Out hereinafter referred to;

(iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior lien on all property of the Borrowers that is subject to valid and perfected liens in existence on the Petition Date or to valid liens in existence on the Petition Date that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code; and

3

(iv) pursuant to Section 364(d)(1) of the Bankruptcy Code and other than as expressly set forth in the Final Order, as hereinafter defined, be secured by a perfected first priority, senior priming lien on all of the property of the Borrowers (including, without limitation, inventory, receivables, rights under license agreements, and property, plant and equipment) that is subject to the existing liens which secure (x) the obligations of the Parent Borrower and certain of the Subsidiary Borrowers under or in connection with that certain Amended Credit Agreement dated as of April 25, 2002 (as amended, supplemented or otherwise modified prior to the Petition Date, the “Pre-Petition Credit Agreement”), among the Parent Borrower and certain of the Subsidiary Borrowers, the lenders from time to time party thereto, JPMCB, as administrative agent, and others, and (y) other obligations or indebtedness of the Borrowers pursuant to other agreements in an aggregate amount in excess of $2.5 million, all of which existing liens under the Pre-Petition Credit Agreement and such other agreements and all liens junior thereto (collectively, the “Primed Liens” the parties who hold Primed Liens, collectively, the “Primed Parties”) shall be primed by and made subject and subordinate to the perfected first priority senior priming liens to be granted to the Administrative Agent, which senior priming liens in favor of the Administrative Agent shall also prime any liens granted after the commencement of the Cases to provide adequate protection liens in respect of any of the Primed Liens but shall not prime liens, if any, to the extent such liens secure obligations (other than obligations under the Pre-Petition Credit Agreement) in an aggregate amount less than or equal to $2.5 million, subject in each case only to (x) in the event of the occurrence and during the continuance of an Event of Default (as defined herein), or an event that would constitute an Event of Default with the giving of notice or lapse of time or both (a “Default”), the payment of allowed and unpaid professional fees and disbursements incurred by the Borrowers and any statutory committees appointed in the Cases in an aggregate amount not in excess of $3 million (plus the amount set forth in the most recent Borrowing Base Certificate delivered by the Borrowers to the Administrative Agent of then unpaid professional fees and expenses incurred prior to the occurrence of a Default or Event of Default to the extent that such unpaid fees and expenses are subsequently allowed by the Bankruptcy Court), and (y) the payment of fees pursuant to 28 U.S.C. § 1930 and to the Clerk of the Bankruptcy Court ((x) and (y), together, the “Carve-Out”) , provided that no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity,

4

perfection or enforcement of the indebtedness of the Borrowers owed with respect to the parties primed by the priming liens or to the collateral securing such indebtedness or any other action against such parties. Amounts in the Letter of Credit Account shall not be subject to the Carve-Out. Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. §§ 328, 330 and 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.

As a further component of adequate protection, the lenders party to the Pre-Petition Credit Agreement shall receive one-half of the sums then on deposit in the Letter of Credit Account as of the Closing Date, which amount shall be applied to the principal balance owed to the lenders under the Pre-Petition Credit Agreement.

Subject to the priorities set forth above and to the Carve-Out, as to all real property the title to which is held by a Borrower, or the possession of which is held by a Borrower pursuant to leasehold interest, the Parent Borrower and each of the Subsidiary Borrowers shall assign and grant a security interest in, hypothecate, mortgage, pledge and set over unto JPMCB on behalf of the Lenders all of the right, title and interest of the Borrowers, in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrowers in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Parent Borrower and each of the Subsidiary Borrowers acknowledge that, pursuant to an order (the “Amendment Order”) approving the amendment of the Existing Credit Agreement and which Amendment Order (i) shall approve or otherwise reaffirm the payment by the Borrowers of all fees contemplated thereby, (ii) shall be entered with the consent or non-objection of a preponderance (as determined by the Administrative Agent in its sole discretion) of the secured creditors of any of the Borrowers under the Pre-Petition Credit Agreement, and (iii) if the Amendment Order is the subject of a pending appeal in any respect, neither the making of such loan nor the issuance of such Letter of Credit nor the performance by any of the Borrowers of any of their obligations under the Amended Credit Agreement or under the Amended Post-Petition Credit Facility Documentation or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal (or the Final Order, as applicable), the liens in favor of JPMCB on behalf of the Lenders in all of such real property and leasehold instruments of the Borrowers shall be perfected without the recordation of any instruments of mortgage or assignment. The Parent Borrower and each of the Subsidiary Borrowers further agree that, upon the request of JPMCB, in the exercise of its business judgment,

5

the Parent Borrower and each of the Subsidiary Borrowers shall enter into separate fee mortgages in recordable form with respect to such properties on terms satisfactory to JPMCB.

All intercompany/affiliate liens, if any, will be contractually subordinated to the Facility on terms satisfactory to the Administrative Agent.

To the extent any Borrower makes aggregate payments to the Lenders in excess of the aggregate amount of all loans and advances received by such Borrower from the Lenders after the commencement of the Cases, then such Borrower, after the payment in full of all obligations of the Borrowers in respect of the Commitment and the termination of the Commitment, shall be entitled to a claim under Section 364(c)(1) of the Bankruptcy Code against each other Borrower, in such amount as may be determined by the Bankruptcy Court taking into account the relative benefits received by each such person, and such claims shall be deemed to be subordinate and junior in all respects to the superpriority claims of the Lenders and the superpriority claims granted as adequate protection to the Primed Parties.

Use of

Cash

Collateral:

The Commitment shall not be available for use by the Borrowers unless the Bankruptcy Court shall have entered the Amendment Order, the terms of which order must be satisfactory to the Administrative Agent in its sole discretion. The Commitment shall not be available for direct borrowings unless the Borrowers shall at that time have the use of pre-petition cash collateral for the purposes that are described under “Use of Proceeds” below.

Use of Proceeds:

The Commitment shall be available for (i) working capital, letters of credit and capital expenditures; (ii) other general corporate purposes of the Borrowers; (iii) payment of any related transaction costs, fees and expenses; and (iv) the costs of administration of the Cases, in a manner substantially consistent with the Budget and the terms and conditions described in this Term Sheet. The Letters of Credit shall be issued in support of obligations of the Borrowers that are acceptable to the Administrative Agent.

Depository

Relationship:	JPMCB shall remain the principal concentration bank of the Borrowers.

Commitment

Fee:

0.50% per annum on the unused portion of the Commitment. In each case, the issuance of Letters of Credit shall be treated as usage of the Commitment. Such fees shall be payable monthly in arrears during the term of the Facility.

6

Nature

of Fees:	Non-refundable under all circumstances.

Letter of

Credit Fees:	2.75% per annum on the outstanding face amount of each Letter of Credit, plus customary fees for fronting, issuance, amendments and processing.

Interest

Rate:

JPMCB’s Alternate Base Rate (“ABR”) plus 1.75% or, at the Borrowers’ option, LIBOR plus 2.75% for interest periods of 1, 3 or 6 months; interest shall be payable monthly in arrears, at the end of any interest period and on the Termination Date.

Default

Interest:

Upon the occurrence and during the continuance of any default in the payment of principal, interest or other amounts due under the Amended Credit Agreement (including, without limitation, in respect of Letters of Credit), interest shall be payable on demand at 2% above the then applicable rate.

Borrowing

Base:

The sum of the aggregate outstanding amount of direct borrowings plus Letters of Credit issued for the account of the Borrowers shall at no time exceed the Borrowing Base. The Borrowing Base shall include inventory and receivables, in each case meeting certain eligibility standards initially determined by the Administrative Agent, and a component (the “PP&E Component”) determined with reference to certain of the Borrowers’ property, plant and equipment. Borrowing Base standards may be fixed and revised from time to time so as to reduce the amount of the Borrowing Base by the Administrative Agent in the Administrative Agent’s exclusive judgment. Any adjustment to Borrowing Base standards that would result in an increase in the amount of the Borrowing Base will require the consent of a Super-Majority of the Lenders. The Borrowing Base shall initially include an advance rate of 85% against eligible accounts receivable and 40% against eligible inventory. The PP&E Component shall at no time exceed the lesser of (i) $70 million or (ii) 35% of the Borrowing Base. The PP&E Component of the Borrowing Base shall be subject to reduction concurrent with the sale of any assets constituting part of the PP&E Component or in the event any such assets are idled for a period of time to be determined or are otherwise impaired. Subject to the Administrative Agent’s agreement and subject to receipt of appraisal(s) satisfactory to the Administrative Agent, the Borrowers may thereafter add other property to the PP&E Component, subject to the limitations set forth in the second preceding sentence. The Carve-Out and other reserves, including without limitation, an environmental reserve, shall reduce the Borrowing Base.

7

Minimum

Borrowing:

$5 million for LIBOR Loans and $1 million for ABR Loans, with no more than twelve (12) borrowings of LIBOR loans outstanding at any one time; the Administrative Agent must receive (by 12:00 Noon, New York City time) notice (x) one (1) business day prior to the requested borrowing date for ABR Loans and (y) three (3) business days prior to the requested borrowing date for LIBOR Loans; provided that same day borrowings of ABR Loans in an aggregate amount of up to $3 million will be available if notice is received by the Administrative Agent no later than 10:00 a.m., New York City time, on such day.

Mandatory

Prepayments

and Cash

Collateralization:

Mandatory prepayments shall be required to the extent that the sum of the Borrowers’ direct borrowings plus outstanding Letters of Credit (including unreimbursed disbursements) exceeds the lesser of (x) the then available Commitment or, (y) the Borrowing Base. If, after giving effect to any such prepayment in full of the Loans, the sum of outstanding Letters of Credit (including unreimbursed disbursements) exceeds the then available Commitment or the Borrowing Base, Cash Collateralization in the Letter of Credit Account is required in the amount equal to 105% of such excess. Upon the receipt of the net proceeds by any of the Borrowers or their Subsidiaries from any asset sales for which the consideration received by the Borrowers, taken together with any other asset sales, exceeds $5,000,000 in the aggregate from the Closing Date, the Borrowers shall, jointly and severally, apply such net proceeds as follows: first, to repay the then outstanding Loans; second, to deposit an amount in the Letter of Credit Account up to 105% of the then Letter of Credit outstandings; and thereafter, such net proceeds may be retained by the Borrowers and invested in investments permitted under the Amended Credit Agreement or used for expenditures in the ordinary course of business (subject to compliance with the terms and conditions of the Amended Credit Agreement). The Commitments shall be reduced on a pro rata basis by an amount equal to the sum of (i) the net proceeds of the subject asset sale required to be applied to repay the then outstanding Loans pursuant to preceding sentence, plus (ii) the net proceeds of the subject asset sale retained by the Borrowers pursuant to the last clause of the preceding sentence.

Prepayments of

Loans From

Available Cash:

If there are outstanding Loans and the fair market value of cash and cash equivalents of the Borrowers held in securities accounts and deposit accounts (“Available Cash”) exceeds $60,000,000, then prepayments of

8

Loans shall be required in the amount of such excess (or, if less, the outstanding balance of Loans).

Optional

Prepayment:

Amounts may be prepaid in integral multiples of $1 million without penalty (except for any breakage costs associated with LIBOR Loans) upon (x) at least one (1) business day’s prior notice for ABR Loans and (y) three (3) business day’s prior notice for LIBOR Loans.

Conditions of

Initial Extension

of Credit:

The obligation to provide the initial extension of credit shall be subject to the satisfaction of the following conditions (subject to such exceptions as may be satisfactory to the Administrative Agent):

(a)	Supporting Documents. The Administrative Agent shall have received for each of the Borrowers:

(i)          Bring-down certificates delivered by each Borrower (A) certifying that there were no changes, or providing the text of changes, to the organizational documents of such Borrowers as delivered pursuant to Section 4.1(a) of the Existing Credit Agreement and (B) to the effect that each Borrower is in good standing in its jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business;

(ii)         signature and incumbency certificates of the officers of such Borrower executing the Amended Post-Petition Credit Facility Documentation to which it is a party, dated as of the date of the Amended Credit Agreement (the “Amendment Effectiveness Date”);

(iii)        duly adopted resolutions of the board of directors or similar governing body of each Borrower approving and authorizing the execution, delivery and performance of the Amended Post-Petition Credit Facility and the other Amended Post-Petition Credit Facility Documentation to which it is a party or by which it or its assets may be bound as of the Amendment Effectiveness Date, certified as of the Amendment Effectiveness Date by its secretary or assistant secretary as being in full force and effect without modification or amendment; and

(iv)        such other documents as the Administrative Agent may reasonably request.

9

(b)	Amendment Order. Not later than August 24, 2006, the Administrative Agent shall have received the Amendment Order in a form satisfactory to the Administrative Agent and the Borrowers.

(c)

Loan Documents. The Agent shall have received the Amended Post-Petition Credit Facility, duly executed and delivered by the Administrative Agent, the Parent Borrower, each Subsidiary Borrower and each Lender and the Parent Borrower and each Subsidiary Borrower shall have duly executed and delivered to the Administrative Agent an Amended Security and Pledge Agreement in a form satisfactory to the Administrative Agent.

(d)	Opinion of Counsel. The Administrative Agent and the Lenders shall have received the favorable written opinion of counsel to the Borrowers, acceptable to the Administrative Agent.

(e)	Payment of Fees. The Borrowers shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid fees due under and pursuant to the Amended Post-Petition Credit Agreement.

(f)

Closing Documents. The Administrative Agent shall have received all documents required by the Amended Post-Petition Credit Agreement satisfactory in form and substance to the Administrative Agent in its exclusive discretion.

Conditions of

Each Extension

of Credit:	The obligation to provide each extension of credit (including the initial extension of credit) shall be subject to the satisfaction of the following conditions:

(a)	The Amendment Order or Final Order, as the case may be, shall be in full force and effect, and shall not have been reversed, modified, amended or stayed;

(b)	No Default or Event of Default shall exist;

(c)

Representations and warranties shall be true and correct in all material respects at the date of each extension of credit except to the extent such representations and warranties relate to an earlier date;

(d)	Receipt of a notice of borrowing from the Borrowers;

10

(e)

Receipt by the Administrative Agent of a Borrowing Base Certificate in accordance with the applicable provision of the Amended Credit Agreement dated no more than seven (7) days prior to the extension of credit, which Borrowing Base Certificate shall include supporting schedules as required by the Administrative Agent;

(f)	The Borrowers shall have paid the balance of all fees then payable as referenced herein;

(g)	The uses of such extension of credit shall be substantially consistent with the Budget, as updated from time to time; and

(h)	Such other customary conditions as may be mutually agreed upon by the Administrative Agent and the Borrowers.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit under the Amended Credit Agreement shall be deemed to be a representation and warranty by the Borrowers that the conditions specified above have been satisfied or waived.

Representations

and Warranties:	Each Borrower shall represent and warrant in a manner satisfactory to the Administrative Agent as to:

(a)	Due incorporation and good standing of each Borrower;

(b)	No consent or approval is required other than the Amendment Order and the Final Order, neither of which (as applicable) shall have been amended, stayed, vacated, reversed or rescinded;

(c)

Due authorization, execution and delivery of Amended Post-Petition Credit Facility Documentation; no violation of other material agreements entered into after the commencement of the Cases; no violation of law as a result of execution, delivery or performance of the Amended Post-Petition Credit Facility Documentation;

(d)

No liens on the assets of the Borrowers except for liens that are satisfactory to the Administrative Agent and are reflected on a schedule annexed to the Amended Credit Agreement or are permitted by the Amended Credit Agreement;

(e)	Financial statements for the fiscal year ended May 31, 2003 present fairly, in all material respects, the financial condition and results of operations of the Borrowers on a consolidated basis as of

11

the date thereof and have been prepared in a manner consistent with GAAP;

(f)

Compliance in all material respects with applicable laws and regulations including (without limitation) applicable environmental laws and regulations other than Parent’s failure to timely file its Form 10-K for fiscal year 2004, fiscal year 2005 and fiscal year 2006 and its Form 10-Q for the first, second and third quarters of fiscal year 2005 and the first, second and third quarters of fiscal year 2006 and with respect to the American Bakers Association Retirement Plan (the “ABA Pension Plan”), a defined benefit pension plan established in 1961 to provide pension benefits to certain employees of several unrelated companies in the baking industry, including, without limitation, the Borrowers;

(g)

No material adverse change in the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrowers taken as a whole has occurred since the Petition Date other than those which customarily occur as a result of events and circumstances following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code other than with respect to the ABA Pension Plan;

(h)

No information that has been furnished in writing by the Borrowers to the Administrative Agent or the Bankruptcy Court contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made;

(i)

There is no unstayed litigation which is reasonably likely to have a material adverse effect on the operations, business, properties, assets, prospects or financial condition of the Borrowers taken as a whole;

(j)	Use of proceeds as set forth in “Use of Proceeds” above;

(k)	Insurance is sufficient and in such amounts as is customarily carried by similar companies in the Borrowers’ industries; and

(l)	Such other customary representations and warranties as may be mutually agreed upon by the Administrative Agent and the Borrowers.

12

Affirmative

Covenants:	The Borrowers shall:

(a)	Keep financial statements in accordance with GAAP and maintain true and complete books and records;

(b)	Furnish:

(i)       Consolidated monthly cash flow reports within forty-five (45) days after the end of each fiscal month;

(ii)      Monthly consolidated financial statements within forty-five (45) days after the end of each fiscal month (including the amount of Available Cash at the end of each such fiscal month);

(iii)    Quarterly consolidated financial statements as soon as available after the end of each fiscal quarter;

(iv)    Annual consolidated financial statements within ninety (90) days after the end of each fiscal year (which financial statements may be unaudited provided that audited annual consolidated financial statements shall be delivered as soon as available); and

(v)      Such other reports as may be reasonably requested by the Administrative Agent or any Lender;

(c)

Deliver weekly (by Friday of each week with respect to the immediately preceding week) and monthly (by the 20th day of each month with respect to the immediately preceding fiscal month) Borrowing Base Certificates satisfactory to the Administrative Agent;

(d)

On the Amendment Effectiveness Date and every two (2) weeks thereafter, furnish a forecast of sources and uses of cash by the Borrowers on a weekly basis covering the succeeding thirteen (13) calendar weeks, which shall be in form and substance satisfactory to the Administrative Agent and to Loughlin Meghji & Company or such other financial advisor as may be acceptable to the Administrative Agent (as updated from time to time, the “Cash Flow Forecast”);

(e)

Furnish within forty-five (45) days from the end of the second fiscal quarter of each fiscal year of the Borrowers, and within sixty (60) days from the end of the last fiscal quarter of each fiscal year of the Borrowers, an update of the Budget satisfactory in form and substance to the Administrative Agent and to Loughlin Meghji &

13

Company or such other financial advisor as may be acceptable to the Administrative Agent, and be available to discuss such updated Budget with the Administrative Agent upon the Administrative Agent’s reasonable request;

(f)

Deliver to the Administrative Agent and its counsel all pleadings, motions, applications, judicial information, financial information, and other documents filed by or on behalf of the Borrowers with the Bankruptcy Court;

(g)	Maintain insurance on all its property in a manner which is customary in the Borrowers’ industries with financially sound and responsible insurance companies;

(h)	Do all things necessary to preserve, renew and keep in full force its corporate existence;

(i)

Pay all post-petition taxes and other post-petition obligations as and when due except where contested in good faith and by appropriate proceedings (if the Borrowers shall have set aside on their books adequate reserves therefor);

(j)	Notify the Administrative Agent of any Default or Event of Default;

(k)

Permit the Collateral Agent and its representatives to visit the premises of the Borrowers, confer with officers and representatives of the Borrowers and review all of their books and records, and to conduct collateral reviews and appraisals and to monitor the collateral held by the Collateral Agent (in each case at the Borrowers’ expense);

(l)	Comply with customary ERISA covenants;

(m)	Continue to retain Alvarez & Marsal or such other third party financial restructuring advisors who may be reasonably satisfactory to the Administrative Agent.

(n)	Comply with such other affirmative covenants as may be mutually agreed upon by the Administrative Agent and the Borrowers.

Negative

Covenants:	The Borrowers shall not (and shall not apply to the Bankruptcy Court for authority to):

(a)	Merge or consolidate with any other party;

14

(b)

Create or permit to exist any liens or encumbrances on any assets except (i) pre-petition liens and encumbrances as reflected on a schedule annexed to the Amended Credit Agreement, (ii) liens in favor of the Administrative Agent on behalf of the Lenders, and (iii) such other liens as may be permitted in the Amended Credit Agreement (the Amended Credit Agreement will permit (1) liens imposed by law for taxes not yet due or being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (2) statutory and other like liens, pledges or deposits in connection with workers’ compensation and other social security obligations (other than any liens imposed under ERISA) and certain non-material liens of landlords, common carriers, warehousemen and mechanics and other liens (other than environmental liens and liens imposed under ERISA) imposed by law in the ordinary course of business; (3) deposits to secure the performance of tenders, bids, and other contracts, other than for the payment of borrowed money, arising in the ordinary course of business; (4) easements and other similar encumbrances that are not material; (5) liens securing purchase money indebtedness in an amount not to exceed $1,000,000 and existing capital lease obligations; (6) liens on the assets of subsidiaries of the Parent securing indebtedness in respect of certain exchange traded futures and option contracts permitted by the Amended Credit Agreement; and (7) liens junior to the senior liens contemplated hereby that are granted by the Amendment Order and the Final Order pursuant to 11 U.S.C. (364(d)(1) as adequate protection to the Primed Parties, provided that the Amendment Order and the Final Order provide such junior liens shall not be permitted to take any action to enforce their rights with respect to such junior liens as long as any amounts are outstanding under the Amended Credit Agreement or the Lenders have any Commitment thereunder).

(c)

Create or permit to exist any other superpriority claim which is pari passu with or senior to the claims of the Administrative Agent and the Lenders under the Amended Credit Agreement, except for the Carve-Out;

(d)

Sell or otherwise dispose of any assets (including, without limitation, the stock of any subsidiary) except for (i) sales of inventory, fixtures and equipment in the ordinary course of business, (ii) sales of surplus assets no longer used in operations, and (iii) sales of such surplus assets as may be identified on a schedule to the Amended Credit Agreement,

15

(e)

Create or permit to exist indebtedness for borrowed money in addition to indebtedness under the Amended Credit Agreement other than (i) pre-petition debt (including existing capitalized leases), (ii) post-petition purchase money indebtedness (exclusive of Capitalized Leases) in an aggregate amount not to exceed $1,000,000, (iii) indebtedness owed to JPMCB or any of its banking affiliates in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds and (iv) such other indebtedness as may be permitted in the Amended Credit Agreement;

(f)	Make capital expenditures (calculated on a consolidated basis) in any fiscal period in an aggregate amount in excess of the amounts set forth below:

Fiscal Quarter Ending	Maximum Capital Expenditures
(Millions)

August 26, 2006	$16.00
November 18, 2006	$15.50
March 10, 2007	$11.50
June 2, 2007	$ 8.50

If the amount of capital expenditures that are made during any such fiscal quarter is less than the amount thereof that is permitted to be made during such fiscal quarter, the unused portion thereof may be carried forward to and made during the subsequent fiscal quarters.

(g)

Commencing with the fiscal month ending August 26, 2006, permit cumulative EBITDA for the period beginning on June 4, 2006 and ending in each case on the last day of each fiscal month thereafter to be less than the amounts set forth below:

Fiscal Period Ending	Cumulative Consolidated
EBITDA
(Millions)

August 26, 2006	$(1.8)
September 23, 2006	$2.4
October 21, 2006	$6.3
November 18, 2006	$6.7
December 16, 2006	$6.5
January 13, 2007	$0.8
February 10, 2007	$3.8

16

March 10, 2007	$6.7
April 7, 2007	$10.4
May 5, 2007	$18.2
June 2, 2007	$31.3

The term “EBITDA” shall mean, for any period, all as determined in accordance with GAAP, and subject to such modifications as may be satisfactory to the Administrative Agent, the consolidated net income (or net loss) of the Borrowers for such period, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) other non-cash charges, (iv) net total Federal, state and local income tax expense, (v) gross interest expense for such period less gross interest income for such period, (vi) extraordinary losses, (vii) any restructuring charge, (viii)  non-cash expenses related to the ABA Pension Plan exceeding $320,000 per period and $4,100,000 per year, and (ix) “Chapter 11 expenses” (or “administrative costs reflecting Chapter 11 expenses”, inclusive of professional fees) as shown on the Borrowers’ consolidated statement of income for such period), less (b) extraordinary gains;

(h)	Guarantee the obligations of others except as permitted by the Amended Credit Agreement;

(i)

Make loans or investments other than as may be permitted in the Amended Credit Agreement (the Amended Credit Agreement will permit: (x) existing intercompany debt as disclosed in the Amended Credit Agreement; (y) and investments in short term obligations of, or which are guaranteed by, the United States of America, repurchase agreements with respect to such securities, short term commercial paper bearing a credit rating of at least A from Standard & Poors or A2 from Moody’s Investors Service, certain certificates of deposit, time deposits, and certain advances among the Borrowers in the ordinary course);

(j)

Directly or indirectly enter into or permit to exist any material transaction with any of its affiliates except for (i) transactions that are entered into in the ordinary course of Borrowers’ business in good faith and upon commercially reasonable terms, and that are no less favorable to the Borrowers than would be obtained in an arm’s-length transaction with a non-affiliate, and (ii) transactions described on a schedule satisfactory to the Administrative Agent and to be annexed to the Amended Credit Agreement;

(k)	Declare or make any dividend or make any distribution on account of capital stock (other than dividends and distributions from any subsidiary of the Parent to the Parent) or conduct transactions with

17

any of its shareholders on anything other than on an arm’s length basis;

(l)	Modify or alter in any material manner the nature and type of its business or the manner in which such business is conducted, except as required by the Bankruptcy Code;

(m)

Other than as may be permitted in the Amended Credit Agreement, permit, place or agree to permit or place any restrictions on the payment of dividends or other distributions among the Borrowers or their subsidiaries or affiliates or the making of advances or any other cash payments among the Borrowers, their subsidiaries or affiliates;

(n)	Assert any right of subrogation against any other Borrower until all Borrowings are paid in full and the Commitment is terminated; and

(o)	Fail to comply with such other negative covenants as may be mutually agreed upon by the Administrative Agent and the Borrowers.

Events of

Default:

Upon the occurrence and during the continuance of any of the following Events of Default beyond the applicable grace period (if any) set forth below, the Administrative Agent may take all or any of the following actions without further order of or application to the Bankruptcy Court, provided that with respect to item (iii) below and the enforcement of liens or other remedies with respect to collateral referred to in item (v) below, the Administrative Agent shall provide the Borrowers (with a copy to counsel for any statutory committees appointed in the Cases and to the United States Trustee for the Western District of Missouri) with five (5) business days’ prior written notice;

(i)	declare the principal of and accrued interest on the outstanding borrowings to be immediately due and payable;

(ii)	terminate any further commitment to lend to the Borrowers or to issue Letters of Credit;

(iii)	set-off any amounts held as cash collateral or in any accounts maintained with JPMCB;

(iv)

require the Borrowers upon demand to furnish immediate cash collateral for Letters of Credit then outstanding in an amount equal to 105% of the outstanding amount of such Letters of Credit (to the extent that the Borrowers fail to

18

furnish such cash collateral, the Administrative Agent shall be authorized to debit the accounts of the Borrowers maintained with the Administrative Agent in such amount five (5) business days after the giving of the notice referred to above); and/or

(v)

take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of the Administrative Agent and the Lenders) permitted under the Amended Credit Agreement, or by applicable law.

(a)	Failure by the Borrowers to pay principal, interest or fees when due under the Amended Credit Agreement;

(b)	Breach by the Borrowers of any of the negative covenants described above;

(c)	Breach by the Borrowers of any other covenant contained in the Amended Credit Agreement and such breach shall continue unremedied for more than ten (10) days;

(d)	Failure by the Borrowers to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than three (3) business days;

(e)	Any representation or warranty made by the Borrowers shall prove to have been incorrect in any material respect when made;

(f)

Any of the Cases shall be dismissed or converted to a Chapter 7 Case; a Chapter 11 Trustee, a responsible officer or an examiner with enlarged powers relating to the operation of the business of the Borrowers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Cases and the order appointing such Trustee, responsible officer, or examiner shall not be reversed or vacated within thirty-five (35) days after the entry thereof; or any other superpriority Claim (other than the Carve-Out) which is pari passu with or senior to the claims of the Administrative Agent and the Lenders shall be granted in any of the Cases; or the Bankruptcy Court shall enter an order terminating the use of cash collateral referred to in paragraph (a) of “Conditions of Initial Extension of Credit” above;

19

(g)

Other than payments authorized by the Bankruptcy Court in respect of the first day orders and other than Pre-Petition Payments authorized by the Bankruptcy Court in respect of: (i) accrued payroll and related employee benefit expenses as of the Filing Date, (ii) reclamation claims in such amounts as determined by the Borrowers and agreed to by the Administrative Agent; (iii) materialmen’s liens and certain other pre-petition claims permitted by the Administrative Agent and authorized by the Bankruptcy Court in an aggregate amount not to exceed $500,000, (iv) the payment of current interest and letter of credit fees (and the payment of all interest and fees that are accrued and unpaid as of the Filing Date) at the applicable non-default rates provided for pursuant to the Pre-Petition Credit Agreement, all as described in the Borrowers’ Motion for Interim and Final Orders (I) Authorizing Debtors to (A) Obtain Postpetition Financing pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(C)(1), 364(C)(2), 364(C)(3) and 364(d)(1), and (B) Utilize Cash Collateral pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties pursuant to 11 U.S.C. §§ 361, 362 and 363 and (III) Scheduling Final Hearing pursuant to Fed. R. Bankr. P. 4001(c), and as authorized by the Orders, (v) payments in respect of prepetition claims of taxing authorities in an aggregate amount not to exceed $3,000,000 as described in the Borrowers’ Motion for Order under 11 U.S.C. §§ 363, 507 and 541 Confirming Authority to Pay Prepetition Sales and Use Taxes, (vi) payments in respect of certain prepetition real property tax claims and other secured claims that are accruing collectible postpetition interest in an aggregate amount not to exceed $12,000,000 as described in Borrowers’ Motion for an Order Granting Authority to Compromise and Pay Certain Tax and Other Claims that are Accruing Collectible Postpetition Interest and/or Penalties, and as authorized by the Order Granting Authority to Compromise and Pay Certain Tax and Other Claims that are Accruing Collectible Postpetition Interest and/or Penalties entered by the Bankruptcy Court on October 4, 2005, (vii) payments in an amount not to exceed $2,000,000 which are authorized to be made by that certain Order Pursuant to 11 U.S.C. §§ 362 and 363 and Fed. R. Bankr. P. 9019 (A) Granting Relief From Automatic Stay, (B) Approving the Debtor’s Settlement Agreement with Mitchell Fishlowitz, on behalf of Himself Individually, and as Representative of a Class of Individuals Similarly Situated, and (C) Conditionally Allowing Claims Pursuant to the Settlement Agreement, and (viii) payments to the Central States Southwest Areas Health and Welfare Fund and Southeast and Southwest Areas Pension Fund pursuant to any settlement approved by the Bankruptcy Court, not to exceed $1,500,000 as to any pre-petition claim by such funds, as may be

20

permitted in the Amended Credit Agreement, the Borrowers shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition indebtedness or payables;

(h)

The Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrowers which have an aggregate value in excess of $1 million;

(i)	A Change of Control (to be defined in the Amended Credit Agreement) shall occur;

(j)	Any provision of the Amended Credit Agreement shall cease to be valid and binding on the Borrowers, or the Borrowers shall so assert in any pleading filed in any court;

(k)	An order shall be entered reversing, amending, supplementing, staying for a period in excess of ten (10) days, vacating or otherwise modifying the Amendment Order or the Final Order;

(l)

Any judgment in excess of $1 million as to any post-petition obligation shall be rendered against the Borrowers and the enforcement thereof shall not be stayed (by court ordered stay or by consent of the party litigants), it being understood that Federal Rule of Civil Procedure 62(a) provides for a ten day stay on enforcement of money judgments; or there shall be rendered against the Borrowers a non-monetary judgment with respect to a post-petition event which causes or would reasonably be expected to cause a material adverse change or a material adverse effect on the ability of the Borrowers to perform their obligations under the Amended Post-Petition Credit Facility Documentation;

(m)

Certain ERISA-related and environment-related defaults (other than as a result of or solely with respect to the ABA Pension Plan, to the extent the insufficiency of the ABA Pension Plan does not exceed $70 million, or to the extent a special assessment with respect to the ABA Pension Plan does not exceed $38 million); or

(n)	Such other Events of Default as may be mutually agreed upon by the Administrative Agents and the Borrowers.

21

Yield Pro-

tection and

Increased

Costs; Taxes:

Standard yield protection and indemnification including capital adequacy requirements will be incorporated that will satisfactorily compensate the Lenders in the event that, after execution of the Amended Post-Petition Credit Facility Documentation, any changes in law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements.

Costs and

Expenses;

Indemni-

fication:

All out-of-pocket costs and documented expenses (but delivery of documentation shall not be a condition to the Borrowers’ payment obligation) of the Administrative Agent and JPMorgan (including, without limitation, reasonable fees and disbursements of counsel and of internal and third-party appraisers, consultants and auditors advising the Administrative Agent, the Collateral Agent and JP Morgan, all fees (including customary fees of employees of the Collateral Agent), disbursements and out-of-pocket expenses incurred in connection with the initial and periodic collateral reviews and appraisals (including collateral monitoring fees of or incurred by the Collateral Agent), syndication, enforcement of rights and publicity and other miscellaneous disbursements) shall be payable by the Borrowers promptly after demand whether or not the transactions contemplated hereby are consummated. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, JPMorgan and the Lenders against any liability arising in connection with the transactions contemplated hereby (other than in the case of the gross negligence or willful misconduct of any indemnified person).

Assignments

and Participations:

The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, (a) the Administrative Agent and (b) the Issuing Bank. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1 million unless otherwise agreed by the Borrowers and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” below. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

22

Voting:

Required Lenders, i.e., banks holding at least a majority of the Commitments except as to matters requiring unanimity (e.g., the reduction of interest rates, the extension of interest payment dates, the reduction of fees, the extension of the maturity of Borrowers’ obligations and the super-priority status of Borrowers’ obligations) and except that the consent of Lenders holding 66-2/3% or more of the Commitments shall be required with respect to releases of material collateral (other than in connection with asset sales permitted under the Amended Credit Agreement). The Amended Credit Agreement will provide that if the Borrowers request an amendment which requires unanimous consent and such amendment is consented to by a Super-Majority of the Lenders (defined to mean Lenders including JPMCB holding at least 66-2/3% of the Commitments), then with the consent of the Borrowers and such Super-Majority, the Amended Credit Agreement may be amended to replace the Lender(s) which did not consent to the amendment requested by the Borrowers.

Agency:	Usual and customary agency provisions satisfactory to the Administrative Agent.

Governing

Law:	Laws of the State of New York except as governed by the Bankruptcy Code.

23

Schedule A – Subsidiary Borrowers

Armour and Main Redevelopment Corporation

Baker's Inn Quality Baked Goods, LLC

IBC Sales Corporation

IBC Services, LLC

IBC Trucking LLC

Interstate Brands Corporation

New England Bakery Distributors, LLC